John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP NAMES JAMES B. KLEIN

TO BOARD OF DIRECTORS

New York, N.Y., August 3, 2012 - Sterling Bancorp (NYSE: STL), the parent company of New York City-based Sterling National Bank, today announced that James B. Klein has been named to the Boards of Directors of Sterling Bancorp and its bank subsidiary. Mr. Klein’s appointment increases the size of the Sterling Bancorp Board of Directors to 11 members.

Mr. Klein is President of Eastland Shoe Corp., a family-owned manufacturer of classic, casual footwear, founded in 1955 and based in Freeport, Maine. Eastland’s well-regarded, nationally distributed brands include the premium “Made in Maine USA” collection. Since joining Eastland in 1972, Mr. Klein’s responsibilities have included strategic planning and financial management, sales and product development, supply chain management and global sourcing, and manufacturing and overall operations.He also is working to transition the business to the third generation of family ownership and management. Mr. Klein received his BA and Master of Science degrees from Syracuse University.

“We are very pleased to welcome Jim Klein to our Board of Directors. Over the course of our longstanding business relationship with Jim and Eastland Shoe Corp., we have gained a respect for his entrepreneurial spirit and he, in turn, has a first-hand appreciation of Sterling’s philosophy of customer service. He will bring a valuable perspective to our Board based on his successful track record in business, and his experience in expanding a family-owned company into a respected, nationally-known brand. This background makes Jim an excellent fit for Sterling, as our own profitable growth has been built on serving the needs of small to mid-sized businesses. We look forward to benefitting from Jim’s experience and insights,” stated Louis J. Cappelli, Sterling Bancorp’s Chairman and Chief Executive Officer.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets of $2.6 billion. Since 1929, Sterling National Bank, the Company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions-including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

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